Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	Matt Glover or Michael Koehler
Vice President Finance and CFO	(949) 574-3860
(650) 261-3677	LNDC@liolios.com

Landec CEO Retirement Date Delayed Beyond May 2015

MENLO PARK, Calif., February 5, 2015 – Landec Corporation (NASDAQ: LNDC) announced today that its Chairman and CEO, Gary T. Steele, has agreed to delay his retirement beyond May 31, 2015.

Steve Goldby, Landec’s lead independent director stated, “We are proceeding with a thorough and thoughtful process which is taking longer than originally anticipated, but we expect to have Landec’s new CEO in place by calendar year end. As a result, the Board has asked Gary, and Gary has agreed, to remain as Landec’s Chairman and CEO until his successor is hired. The Board very much appreciates that Gary is delaying his retirement until his successor is in place.”

As previously disclosed, after his retirement Mr. Steele has agreed to remain on the Board of Directors as a director, but not as Chairman.

About Landec Corporation

Landec Corporation is a company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America based on combining Landec’s proprietary food packaging technology and the strength of two major national brands, Eat Smart® and GreenLine®, with the capabilities of large scale processing and national distribution. Lifecore Biomedical, a subsidiary of Landec, is a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. In addition, Lifecore Biomedical provides specialized aseptic fill and finish services in a cGMP validated manufacturing facility for supplying commercial, clinical and pre-clinical products. For more information about the Company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 25, 2014 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.